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                                                        Exhibit 8


                                                        December 17, 1996


The Brooklyn Union Gas Company
     One MetroTech Center
     Brooklyn, NY 11201

KeySpan Energy Corporation
     One MetroTech Center
     Brooklyn, NY 11201

Ladies and Gentlemen:

     We have acted as special counsel to The Brooklyn Union Gas Company, a New York corporation (the "Company"), and KeySpan Energy Corporation, a New York corporation (the "Holding Company"), in connection with a planned corporate restructuring (the "Exchange") in which the Company will become a subsidiary of the Holding Company, and the current holders of the outstanding shares of the Company's Common Stock, par value $.33 1/3 per share ("Company Common Stock"), will become holders of all the outstanding shares of the Holding Company's Common Stock, par value $.33 1/3 per share ("Holding Company Common Stock").

     The Exchange and related transactions are more fully described in the Form S-4 Registration Statement of the Holding Company filed with the Securities and Exchange Commission (the "Registration Statement"), to which this opinion is an exhibit, and in the Prospectus/Proxy Statement (the "Prospectus") comprising a part of the Registration Statement.

     The Exchange will be effected pursuant to an Agreement and Plan of Exchange (the "Exchange Agreement"), attached as Exhibit A to the Prospectus, between the Company and the Holding Company. Capitalized terms used herein and not otherwise defined shall have the meanings specified in the Exchange Agreement.

     In connection with this opinion, we have assumed, with your consent, that
(1) the Exchange will be effected in accordance with the Exchange Agreement and the laws of the State of New York and in the manner described in the Registration Statement, (2) all the provisions of the Exchange Agreement will be complied with, (3) the Exchange Agreement and the Prospectus describe the entire transaction and all related transactions, (4) the facts and representations made to us in a letter from the Holding Company dated December 17, 1996, executed by a duly appointed officer of the Holding Company, are true and correct, and (5)
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there will be no change in any of the facts or representations material to this opinion between the date of this opinion and the Effective Time.

     Based upon and subject to the foregoing, we hereby confirm to you our opinion as set forth under the heading "Certain Federal Income Tax Consequences" in the Prospectus, subject to the limitations set forth therein.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the heading "Certain Federal Income Tax Consequences" in the Prospectus. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

                                                        Very truly yours,

                                                        /s/ Sullivan & Cromwell